Exhibit 99.1

Lincoln Educational Services Corporation Reports Fourth Quarter and Full Year 2015 Results and Outlook for 2016

•	Total Company Q4 Revenue of $77.9 million; Total Company Full Year Revenue of $306.1 Million

•	Q4 Revenue from Continuing Operations of $48.9 Million; $193.2 Million for Full Year

•	Total Company Q4 EPS of $0.37; Full Year Net Loss of $0.14 Per Share

•	Year-End Cash, Cash Equivalents and Restricted Cash of $61.0 Million vs $42.3 Million as of 12/31/14

•	Cash Flow from Operations of $14.3 Million for Full Year Compared to $12.0 Million for 2014

•	Q4 2015 Cash Flow from Operations of $11.8 Million Compared to Q4 2014 of $10.7 Million

•	Preliminary 2016 Outlook Provided

•	Conference Call Today at 10 a.m. ET

WEST ORANGE, N.J., March 2, 2016-- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the fourth quarter and full year ended December 31, 2015.

“During the fourth quarter, Lincoln made steady progress toward achieving our goal of sustainable profitability while continuing to meet the needs of our students,” said Scott Shaw, President and Chief Executive Officer.  “Our team’s execution of our strategic plan led to a second consecutive quarter of operating income from continuing operations. We also exceeded our financial performance guidance for the full year by aggressively reducing costs.  Further, the Company is expected to exceed the Department of Education’s (DOE) financial responsibility ratio which stipulates an institution must have a minimum composite score of 1.5 to be considered financially responsible.  This improvement in our score should allow us to operate outside of our previously designated parameters of ‘Heightened Cash Monitoring 1’.  In addition, the DOE has also released our draft cohort default rates for 2013 which ranged from 9.9% to 15.5%.  The draft default rates demonstrate marked improvement over prior years and reflect our focus on higher quality outcomes. In 2015, we continued to implement our plan to divest the Company’s Healthcare and Other Professions segment and focus on the Transportation and Skilled Trades segment.  In addition, we continued to build industry partnerships and, during 2015, more than doubled the number of national corporate placement relationships to 17.   Despite continuing strong headwinds facing our industry, we are quite confident in our strategy which we expect will allow us to meet the dynamic needs of our students and build shareholder returns.”

FOURTH QUARTER RESULTS (CONTINUING OPERATIONS):

In November 2015, the Company’s Board of Directors approved a plan to divest the Company’s Healthcare and Other Professions business segment.  The schools included in the Healthcare and Other Professions segment are included in discontinued operations in the Statements of Operations except for our Hartford, Connecticut campus which will be closed.   Continuing operations reported by the Company include the Transportation & Skilled Trades segment, Corporate and the Transitional segment, which refers to operations (including our Fern Park, Florida and Hartford, Connecticut campuses) that are being phased out.

Revenue from continuing operations for the fourth quarter was $48.9 million compared with $53.1 million in the fourth quarter of 2014.  This was a result of a 9.3% decline in average student population, which decreased to 7,548 from 8,321.  The revenue decline from a lower average student population was partially offset by a 1.3% increase in average revenue per student primarily related to improved student retention.

Operating income for the period was $4.4 million compared with operating income of $4.8 million for the fourth quarter of 2014.  Operating income for the quarter reflected significant expense reductions which partially offset the decrease in revenue.   Operating income, excluding the Transitional segment, for the fourth quarter was $5.9 million compared with $7.2 million for the fourth quarter of 2014.

The Company’s educational services and facilities expenses from continuing operations decreased during the fourth quarter by 6.5% primarily due to a decrease of instructional expenses and expenses associated with books and tools in each case as a result of lower average student population. Educational services and facilities expenses, as a percentage of revenue, increased to 46.4% from 45.7%.  Selling, general and administrative expenses for continuing operations decreased by 10.4% primarily due to a 34.7% decline in Transitional segment due to the closing of these campuses. As a percentage of revenues, selling, general and administrative expense decreased to 41.3% in the fourth quarter of 2015 from 42.4% in the prior year.

The fourth quarter’s net income from continuing operations improved 31.2% to $5.4 million, or $0.23 per share from $4.1 million, or $0.18 per share for the fourth quarter of 2014.  Net income from continuing operations for the fourth quarter of 2015 included a gain of $3.0 million relating to the termination of the Hartford, Connecticut capital lease.  The Company had $61.0 million of cash, cash equivalents and restricted cash at December 31, 2015 as compared to $42.3 million of cash, cash equivalents and restricted cash as of December 31, 2014.  As of December 31, 2015, total net assets classified as assets held for sale net of liabilities held for sale were $30.5 million compared to $50.9 at December 31, 2014.

FOURTH QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades segment revenue for the fourth quarter decreased 5.6% to $46.8 million as compared to $49.6 million for the 2014 fourth quarter, primarily as a result of a 6.6% decline in average student population during the fourth quarter of 2015. The revenue decline from a lower average student population was partially offset by a 1.1% increase in average revenue per student.  Operating income was $8.4 million, a 16.4% decrease from the fourth quarter of 2014.  The decline was primarily attributable to the reclassification of real estate held for sale and the resulting catch up depreciation of $1.6 million.  While starts for the segment were down 6% for the first nine months of the year, they declined only 1.6% during the fourth quarter.

The Transitional segment, consisting of the Fern Park, Florida campus and the Hartford, Connecticut campus, where the Company ceased new student enrollment, showed a 43.1% decline in revenue for the period to $2.0 million and a 38.0% decline in the operating loss to $1.5 million.

2015 FINANCIAL RESULTS (CONTINUING OPERATIONS)

Revenue was $193.2 million for the year ended December 31, 2015 versus $202.9 million for the prior year.  Starts for the year totaled 8,018 versus 8,777 for 2014, average student population for the year was 7,553 as compared to 8,132 for 2014, and enrolled students as of December 31, 2015 were 6,811 versus 7,628 as of December 31, 2014.

Operating income for the year was $0.8 million versus an operating loss of $11.5 million for 2014.  Educational services and facilities expense for the year decreased by $8.2 million, or 8.1%, to $92.2 million compared with $100.3 million in the prior comparable period. Selling, general and administrative expense decreased by $12.6 million, or 11.3%, to $98.3 million from $110.9 million for 2014.  The decrease in our operating income, educational services and facilities expenses and selling, general and administrative expenses was primarily due to the decrease in our average student population.

Operating income excluding the Transitional segment for the year was $7.6 million compared to an operating loss excluding the Transitional segment of $3.8 million for the prior year.

Transportation and Skilled Trades segment revenue was $183.8 million for 2015, versus $188.7 million during 2014.  As would be expected, Transitional segment revenue was $9.4 million down from $14.2 million in the prior year.

The net loss from continuing operations improved by 81.7% to $2.7 million, or $0.12 per share, compared to $14.8 million, or $0.65 per share in 2014.

2016 OUTLOOK

“Looking ahead to 2016, we have a number of positive operational developments that we expect will make us a stronger Company in the long term,” continued Mr. Shaw. “First, we will fully exit our Transitional segment campuses and reduce our annual losses incurred by these two campuses by an estimated $8 million. In general, we will continue to eliminate costs to maintain maximum profitability. Second, we will continue to focus on our plan to divest our Healthcare and Other Professions segment in order to reorganize and refocus on our core business while streamlining our corporate processes and expenses.”

“Our Transportation and Skilled Trades segment population started 2016 with approximately 590 fewer students than in the beginning of 2015, leading to a projected decline in 2016 revenue,” continued Mr. Shaw. “Our goal is to finish 2016 with the same student population level as at the beginning of the year. If we are able to achieve our student population goal, we believe that our revenue for the year for this segment will decline by low to mid-single digits compared to 2015’s revenue for continuing operations. In addition, we believe we will generate slightly positive net income for the year from continuing operations excluding our Transitional segment. Our profitability outlook does anticipate recording a one-time non-cash gain in 2016 of approximately $6 million related to a lease amendment. This lease was previously treated as a finance obligation and as a result of the amendment will be accounted for under sale accounting,” Mr. Shaw concluded.

 CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 877-330-3431 (domestic) or 615-247-5916 (international) and citing code 36913378. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 36913378.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades, and Transitional.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.

SAFE HARBOR

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2014.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2014.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Tables to Follow)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2015	2014	2015	2014
REVENUE	$48,856	$53,146	$193,220	$202,889
COSTS AND EXPENSES:
Educational services and facilities	22,692	24,273	92,165	100,335
Selling, general and administrative	20,177	22,516	98,319	110,901
Loss (Gain) on sale of assets	1,550	3	1,742	(57)
Impairment of goodwill and long-lived assets	-	1,521	216	3,201
Total costs & expenses	44,419	48,313	192,442	214,380
OPERATING INCOME (LOSS)	4,437	4,833	778	(11,491)
OTHER:
Interest income	12	-	52	62
Interest expense	(2,325)	(1,363)	(7,438)	(5,169)
Other income	3,362	149	4,142	297
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,486	3,619	(2,466)	(16,301)
PROVISION (BENEFIT) FOR INCOME TAXES	92	(494)	242	(1,479)
INCOME (LOSS) FROM CONTINUING OPERATIONS	5,394	4,113	(2,708)	(14,822)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	3,163	525	(642)	(41,311)
NET INCOME (LOSS)	$8,557	$4,638	$(3,350)	$(56,133)
Basic
Earnings (loss) per share from continuing operations	$0.23	$0.18	$(0.12)	$(0.65)
Earnings (loss) per share from discontinued operations	0.14	0.02	(0.02)	(1.81)
Net Earnings (loss) per share	$0.37	$0.20	$(0.14)	$(2.46)
Diluted
Earnings (loss) per share from continuing operations	$0.23	$0.18	$(0.12)	$(0.65)
Earnings (loss) per share from discontinued operations	0.14	0.02	(0.02)	(1.81)
Net Earnings (loss) per share	$0.37	$0.20	$(0.14)	$(2.46)
Weighted average number of common shares outstanding:
Basic	23,247	22,888	23,167	22,814
Diluted	23,347	23,004	23,167	22,814

Other data:

Adjusted EBITDA (1)	$10,955	$11,174	$17,056	$7,310
Depreciation and amortization from continuing operations	$3,156	$3,683	$11,920	$15,303
Number of campuses from continuing operations	14	14	14	14
Average enrollment from continuing operations	7,548	8,321	7,553	8,132
Stock-based compensation	$242	$109	$1,127	$2,621
Net cash provided by operating activities	$11,845	$10,701	$14,337	$12,022
Net cash used in investing activities	$(608)	$(2,676)	$(1,767)	$(7,405)
Net cash (used in) provided by financing activities	$(5,239)	$(8,428)	$13,551	$(5,204)

Selected Consolidated Balance Sheet Data: (In thousands)	December 31, 2015 (Unaudited)

Cash and cash equivalents	$38,420
Restricted cash	$22,621
Current assets	105,264
Working capital	33,818
Total assets	210,279
Current liabilities	71,446
Long-term debt and capital lease obligations, including current portion	58,224
Total stockholders' equity	80,997

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA, Adjusted EBITDA and Total Revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income (loss) from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets.  Total Revenue includes revenue from continuing operations and revenue from discontinued operations. EBITDA, Adjusted EBITDA and Total Revenue are presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA, Adjusted EBITDA and Total Revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) from continuing operations to EBITDA, Adjusted EBITDA and Total Revenue:

	Three Months Ended December 31, (Unaudited)		Year-Ended December 31, (Unaudited)
	2015	2014	2015	2014
Net income (loss) from continuing operations	$5,394	$4,113	$(2,708)	$(14,822)
Interest expense, net	2,313	1,363	7,386	5,107
Provision (benefit) for income taxes	92	494	242	(1,479)
Depreciation and amortization	3,156	3,683	11,920	15,303
EBITDA	10,955	9,653	16,840	4,109

Impairment of goodwill and long-lived assets	-	1,521	216	3,201
Adjusted EBITDA	$10,955	$11,174	$17,056	$7,310

	Three Months Ended December 31, (Unaudited)

	Auto		Transitional		Corporate
	2015	2014	2015	2014	2015	2014
Net income (loss) from continuing operations	$8,095	$9,768	$1,364	$(2,765)	$(4,065)	$(2,890)
Interest expense, net	348	336	523	532	1,442	495
Provision (benefit) for income taxes	-	-	-	-	92	494
Depreciation and amortization	2,448	2,875	482	542	226	266
EBITDA	10,891	12,979	2,369	(1,691)	(2,305)	(1,635)

Impairment of goodwill and long-lived assets				1,521
Adjusted EBITDA	$10,891	$12,979	$2,369	$(170)	$(2,305)	$(1,635)

	Year-Ended December 31, (Unaudited)
	Auto		Transitional		Corporate
	2015	2014	2015	2014	2015	2014
Net income (loss) from continuing operations	$25,264	$18,278	$(4,924)	$(9,476)	$(23,048)	$(23,624)
Interest expense, net	1,614	1,241	2,106	2,128	3,666	1,738
Provision (benefit) for income taxes	-	-	-	-	242	(1,479)
Depreciation and amortization	9,162	12,085	1,953	2,233	805	985
EBITDA	36,040	31,604	(865)	(5,115)	(18,335)	(22,380)

Impairment of goodwill and long-lived assets	216	1,680	-	1,521	-	-
Adjusted EBITDA	$36,256	$33,284	$(865)	$(3,594)	$(18,335)	$(22,380)

	Three Months Ended December 31,		Year-Ended December 31,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014

Revenue from continuing operations	$48,855	$53,147	$193,220	$202,889
Revenue from discontinued operation	29,087	32,237	112,882	124,273
Total revenue	$77,942	$85,384	$306,102	$327,162

REPORTABLE SEGMENT RESULTS (Unaudited):

	Year Ended December 31,
	2015	2014	% Change
Revenue:
Transportation and Skilled Trades	$183,821	$188,669	-2.6%
Transitional	9,399	14,220	-33.9%
Total	$193,220	$202,889	-4.8%

Operating Income (Loss):
Transportation and Skilled Trades	$26,778	$19,519	37.2%
Transitional	(6,859)	(7,647)	10.3%
Corporate	(19,141)	(23,363)	18.1%
Total	$778	$(11,491)	106.8%

Starts:
Transportation and Skilled Trades	7,794	8,289	-6.0%
Transitional	224	488	-54.1%
Total	8,018	8,777	-8.6%

Average Population:
Transportation and Skilled Trades	7,238	7,603	-4.8%
Transitional	315	529	-40.5%
Total	7,553	8,132	-7.1%

End of Period Population:
Transportation and Skilled Trades	6,617	7,210	-8.2%
Transitional	194	418	-53.6%
Total	6,811	7,628	-10.7%

	Quarter Ended December 31,
	2015	2014	% Change
Revenue:
Transportation and Skilled Trades	$46,835	$49,592	-5.6%
Transitional	2,021	3,554	-43.1%
Total	$48,856	$53,146	-8.1%

Operating Income (Loss):
Transportation and Skilled Trades	$8,443	$10,104	-16.4%
Transitional	(1,476)	(2,382)	38.0%
Corporate	(2,530)	(2,889)	12.4%
Total	$4,437	$4,833	8.2%

Starts:
Transportation and Skilled Trades	919	934	-1.6%
Transitional	-	23	-100.0%
Total	919	957	-4.0%

Average Population:
Transportation and Skilled Trades	7,305	7,823	-6.6%
Transitional	243	498	-51.2%
Total	7,548	8,321	-9.3%

End of Period Population:
Transportation and Skilled Trades	6,617	7,210	-8.2%
Transitional	194	418	-53.6%
Total	6,811	7,628	-10.7%

Lincoln Educational Services Corporation
Brian Meyers, CFO
973-736-9340

EVC Group, Inc.
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Chris Dailey, cdailey@evcgroup.com; 646-445-4801
Lincoln Educational Services Corporation